FOR IMMEDIATE RELEASE

Contact:

Jennifer McGuffin
Director of Corporate Communications
+1.630.245.1780
media@calamos.com

Calamos Asset Management, Inc. Reports Second Quarter 2012 Results and Increases Dividend By 16 Percent

NAPERVILLE, Ill., August 2, 2012 – Calamos Asset Management, Inc. (NASDAQ: CLMS), a diversified global investment firm offering equity, fixed income, convertible and alternative strategies, today reported second quarter 2012 results.

Financial Highlights

•
The Board of Directors for Calamos Asset Management, Inc. (CAM) increased the regular quarterly dividend by 1.5 cents per share to 11 cents per share, representing an increase of 16%. The dividend is payable on August 27, 2012 to shareholders of record on August 13, 2012.

•
Non-GAAP diluted earnings per share was $0.29, a decrease of $0.01 per share from the previous quarter and a decrease of $0.07 per share from a year ago.1  Non-GAAP net income attributable to CAM was $6.0 million compared to $6.3 million last quarter and $7.4 million a year ago.

•
GAAP diluted earnings per share for the second quarter was reduced to $0.09, primarily due to a non-operating charge of $1.9 million, or $0.09 per share, related to an increase in the company’s deferred tax valuation allowance attributable to CAM’s capital loss carryforwards from 2008 and 2009 as well as lower earnings on the corporate investment portfolio. GAAP diluted earnings per share was $0.09 compared to $0.34 per share last quarter and $0.32 per share in the second quarter of last year.

•
Assets under management were $33.4 billion at June 30, 2012, an 8% decrease from $36.2 billion at the end of last quarter and an 11% decrease from $37.4 billion at June 30, 2011. The decrease in assets under management from both periods was driven by market depreciation and net redemptions.

•	Revenues for the quarter decreased by 3% to $82.7 million from $85.3 million in the previous quarter and decreased by 11% from $92.9 million in the second quarter of 2011.

•	Operating income was $28.9 million compared to $31.1 million in the previous quarter and a 26% decrease from $39.3 million in the same period of the prior year.

•	Operating margin was 35.0% for the current quarter, down from 36.4% in the previous quarter and down from 42.3% in the second quarter of 2011.

The table below highlights certain GAAP and non-GAAP financial measures:

(in thousands, except earnings per share)
	Three Months Ended
	June 30,	March 31,	June 30,
	2012	2012	2011

Total revenues	$82,676	$85,276	$92,924
Total operating expenses	53,739	54,223	53,576
Operating income	28,937	31,053	39,348
Operating margin	35.0%	36.4%	42.3%
Net income attributable to CAM	$1,814	$7,039	$6,693
Non-GAAP net income attributable to CAM	$5,972	$6,252	$7,409
Diluted earnings per share	$0.09	$0.34	$0.32
Non-GAAP diluted earnings per share	$0.29	$0.30	$0.36

Management Commentary

 “The markets of the second quarter of 2012 were challenging, leaving many investors uncertain and skittish about equities, and about U.S. growth equities in particular. Those sentiments were reflected in our overall flows and AUM for the quarter, as they were for many of our industry peers that also have a significant portion of their AUM in equities,” said John P. Calamos, Sr., chief executive officer and co-chief investment officer.

“In an effort to enhance the Calamos Investment Team and platform, as well as to drive performance for our shareholders, we have added a Value Equity Team. The existing Calamos Investment Team continues to focus on growth equity, fixed income, convertible and alternative strategies. We believe value investing is an attractive, long-term opportunity that complements our investment capabilities,” said Calamos.

Distribution Efforts

“During the period we continued to see increased interest and positive flows into our global, international and emerging markets strategies. Our overall flows, however, were negative for the period, driven in part by continued outflows from the Growth Fund and from our Convertible Fund, which is currently closed to new purchases,” said Calamos.

Investment Performance

“We view investment performance for our clients as the highest priority of the firm. We have been challenged recently by the short- and mid-term performance of some of our strategies. We continually evaluate the investment landscape to identify opportunities to enhance performance. As active managers with an established long-term philosophy and process, we are pleased with our overall long-term performance over multiple market cycles and encourage investors to look past the current market volatility which tends to be both short-term focused and sensitive to headlines. Rather, we invest for a longer time horizon,” said Calamos.

For complete investment performance, please visit Calamos.com.

Assets Under Management and Flows

Assets under management as of June 30, 2012 totaled $33.4 billion, representing a decrease of $2.8 billion, or 8%, from the previous quarter.

•	Average assets under management were $34.3 billion during the second quarter of 2012, compared to $37.8 billion for the same period one year ago.

•	Total net outflows for the quarter were $851 million while market depreciation contributed $2.0 billion to the decrease in assets under management.

•	The company’s funds experienced net outflows of $540 million for the quarter and $572 million year-to-date, primarily driven by the net outflows from the Convertible Fund and Growth Fund.

•	The global and international strategies of the company’s funds continued to see positive flows with $164 million for the quarter and $573 million for the first half of the year.

•	UCITS funds generated modest net inflows for the quarter and $91 million for the first six months of the year.

•	Institutional separate accounts had $261 million of net outflows for the quarter and net outflows of $20 million for the year.

Financial Results

Quarterly Results

Revenues for the second quarter were $82.7 million, a decrease of 11% from $92.9 million during the same period last year. For the three months ended June 30, 2012, operating expenses were $53.7 million, an increase of $163,000 from the second quarter of 2011.

Investment management fees for the second quarter of 2012 were $64.7 million, a decrease of $5.5 million, or 8%, from the second quarter of 2011. The decrease in investment management fees was primarily driven by a 9% decline in average assets under management.  Distribution and underwriting fees decreased by $4.7 million, or 21%, compared to the same period in 2011. Distribution fee revenue declined at a faster pace than the 11% decrease in the open-end funds average assets under management as a result of an increase in the percentage of assets invested in Class I shares from which the company does not earn distribution revenue.

For the second quarter of 2012, compensation expenses of $20.9 million increased by $733,000, or 4%, from the same quarter last year, due to increases in salary expense and accruals for performance-based incentive compensation partially offset by lower equity compensation expense. Distribution expenses were $15.3 million for the quarter, a decrease of $3.0 million, or 16%, due to lower mutual fund assets under management partially offset by the increasing age of Class C share assets. The company retains the distribution fees on Class C shares for a period of 12 months following the initial purchase, after which these fees are paid to third party intermediaries and recorded as distribution expenses. Amortization of deferred sales commissions decreased by $184,000, or 13%, compared to the second quarter of 2011 primarily due to the increasing average age of Class C share assets. Marketing and sales promotion expenses were $5.5 million for the quarter, compared to $4.7 million in the second quarter of 2011, mainly due to waived fund expenses which limit the annual ordinary operating expenses of each fund and expenses to build awareness around our investment strategies. General and administrative expenses increased by approximately $1.8 million, or 20%, to $10.7 million for the second quarter of 2012 versus the comparable period in the previous year, largely due to travel expenses and various professional services, including outsourcing of middle office functions and staff recruiting fees.

Operating Income

 Operating income was $28.9 million for the current quarter versus $31.1 million in the previous quarter and $39.3 million in the second quarter of 2011. Operating margin was 35.0% for the current quarter, down from 36.4% in the first quarter of 2012 and down from 42.3% in the second quarter of 2011. The decline in operating income and operating margin percentage from the prior quarter was due to the decrease in total revenues, partially offset by a decrease in total operating expenses. The decline in operating income as compared to the same period in the prior year was due to a decline in total revenues.

Earnings per share

Non-GAAP diluted earnings per share for the quarter was $0.29, a decrease of $0.01 from the first quarter of 2012 and a $0.07 decrease from the same period a year ago.  Non-GAAP diluted earnings per share excludes the deferred tax amortization on intangible assets, non-operating income, and the second quarter of 2012 increase in the deferred tax valuation allowance.

GAAP diluted earnings per share for the second quarter of 2012 was $0.09 versus $0.34 for the first quarter and $0.32 for the same period a year ago. The decrease in earnings per share from the prior quarter was primarily due to an increase in the deferred tax valuation allowance, the decrease in non-operating income, and the decrease in total revenues. The decrease in earnings per share from the second quarter of 2011 was primarily due to an increase in the deferred tax valuation allowance, the decrease in non-operating income and the decrease in total revenues.

Year-to-date Results

Revenues for the first six months of 2012 were $168.0 million, a decrease of $15.5 million, or 8%, from $183.5 million in the prior year.  For the first half of the year, operating expenses were $108.0 million, a 1% increase from $106.8 million in the first half of 2011.

Investment management fees for the first half of 2012 decreased by $7.1 million, or 5%, to $130.6 million compared to the same period in 2011. The decrease in investment management fees was principally driven by a 7% decrease in average assets under management.  Distribution and underwriting fees decreased by $8.3 million, or 19%, compared to the first six months of 2011 due to lower asset-based distribution fees across most share classes.

For the first six months of the year, compensation expenses of $43.1 million increased by $2.3 million, or 6%, compared to the same period last year, due to increases in salary expense and accruals for performance-based incentive compensation. Distribution expenses for the first half of the year were $31.4 million, a decrease of $5.1 million, or 14%, due to a decrease in average mutual fund assets under management partially offset by the increasing age of Class C share assets. Amortization of deferred sales commissions decreased by $523,000, or 16%, compared to the prior year primarily due the increasing average age of Class C share assets. Marketing and sales promotion expenses were $10.0 million for the six months, compared to $8.1 million for the prior year, a result of waived fund expenses which limit the annual ordinary operating expenses of each fund and increased expenses to build awareness around our investment strategies partially offset by lower supplemental distribution expenses. General and administrative expenses were $20.8 million for the six month period compared to $18.1 million for the first half of the prior year, an increase of $2.7 million, or 15%. The increase in expense is largely the result of the travel, client reimbursements related to trade correction expense, outsourcing of middle office functions, and software maintenance.

Operating Income

Operating income was $60.0 million for the first six months of the year versus $76.7 million in the first half of the prior year. For the six months ended June 30, 2012, operating margin was 35.7% compared to 41.8% for the same period in 2011.  The decline in operating income and operating margin were both driven by the 8% decrease in total revenues.

Income Taxes

CAM had a deferred tax asset of $5.0 million, net of a valuation allowance as of December 31, 2011 which resulted from capital loss carryforwards from 2008 and 2009. During the second quarter, the company recorded an additional valuation allowance of $1.9 million as it is unlikely based upon current market conditions that CAM will be able to fully utilize its capital loss carryforward.  Management’s considerations in recording the valuation allowance included the company’s risk-based approach to protecting its balance sheet and the remaining life of the capital loss carryforward.  As of June 30, 2012, the net deferred tax asset was $3.1 million and the ultimate realization of this deferred tax asset is dependent upon the generation of sufficient capital gains prior to the expiration of capital loss carryforwards in 2013 and 2014.

Earnings Per Share

GAAP diluted earnings per share for the first half of 2012 was $0.43 versus $0.55 for the  first half of 2011, while non-GAAP diluted earnings per share was $0.59 versus $0.71 for the same periods.

Non-Operating Results

Non-operating loss, net of non-controlling interest in partnerships, was $3.1 million during the second quarter of 2012, as presented in Table B, compared to non-operating income of $9.2 million in the same period of 2011. For the six months ended June 30, 2012, non-operating income, net of non-controlling interest in partnerships, was $18.5 million compared to $5.6 million in the same period in the prior year.

Financial Condition

The company’s financial condition remains strong with a high degree of liquidity. As of June 30, 2012, the corporate investment portfolio included $118.3 million in cash and cash equivalents and $337.4 million in investments that were principally comprised of investments in products that the company manages. The corporate investment portfolio is used to provide seed capital for new funds, provide conservative levels of capital for the company’s regulated subsidiaries and to invest in other corporate strategic initiatives. The company’s financial strength is instrumental in maintaining the firm’s investment-grade credit rating.

Management deploys a risk-based approach to managing the assets in the corporate investment portfolio, utilizing a hedging strategy using exchange traded equity option contracts as an economic hedge to reduce downside risk and price volatility of the total portfolio value. The risk-based approach also aims to protect the financial ratios associated with the company’s long-term debt.

Corporate Investment Portfolio Returns

For the three and six months ended June 30, 2012, the net gains and losses on the company’s investment portfolio, as presented in Table C, was a loss of $17.7 million in the second quarter and a gain of $6.5 million for the six month period, representing investment returns of (5.0%) and 2.0%, respectively. Certain investment securities require differing financial accounting treatments depending on their classification; hence, not all changes in the portfolio’s value are reported in current earnings. Instead, only unrealized gains and losses from investment securities owned by the company’s broker-dealer and from the company’s derivatives positions are reported in the Consolidated Condensed Statements of Operations, while unrealized gains and losses on securities designated as “available-for-sale” are captured as a component of equity until realized. Therefore, in the most recently completed quarter, investment losses of $0.7 million, net of non-controlling interest in partnership investments, as presented in both Table B and Table C, decreased earnings while the component of the company’s portfolio that directly impacts equity generated net unrealized losses of $17.0 million. The company continues to use a trading strategy that seeks to harvest capital gains to realize certain deferred tax assets.

Investor Conference Call

Management will hold an investor conference call at 4 p.m. Central Time on Thursday, August 2, 2012. To access the live call and view management’s presentation, visit the Investor Relations section of the company’s website at Calamos.com/Investors. Alternatively, participants may listen to the live call by dialing 877.548.7914 in the U.S. or Canada (719.325.4858 internationally), then entering conference ID #6293047. A replay of the call will be available until the end of the day on August 9, 2012 by dialing 888.203.1112 in the U.S. or Canada (719.457.0820 internationally), then entering conference ID #6293047. The webcast also will be available on the Investor Relations section of the company’s website at Calamos.com/Investors for at least 90 days following the date of the call.

Calamos Asset Management, Inc. (NASDAQ: CLMS) is a diversified global investment firm offering equity,  fixed income, convertible and alternative investment strategies, among others. The firm serves institutions and individuals around the world via separately managed accounts and a family of open-end and closed-end funds as well as UCITS for non-U.S. investors, offering a risk-managed approach to capital appreciation and income-producing strategies. For more information, visit Calamos.com.

Performance data quoted represents past performance, which is no guarantee of future results. Current performance may be lower or higher than the performance quoted. The principal value and investment return of an investment will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost.

Investing involves risk, including the possible loss of principal. The value of your investment will fluctuate over time and you may gain or lose money. A fund’s performance may be affected by risks that include those associated with non-diversification, non-investment grade debt securities, high-yield/high-risk securities, undervalued or overlooked companies, investments in specific industries or countries and potential conflicts of interest. Additional risks to funds may include those associated with investing in foreign securities, emerging markets, initial public offerings, derivatives, short sales and companies with relatively small market capitalizations.

Before investing carefully consider the fund's investment objectives, risks, charges and expenses. Please see the prospectus containing this and other information or call 800.582.6959. Read it carefully.

Funds distributed by Calamos Financial Services LLC.

From time to time, information or statements provided by us, including those within this news release, may contain certain forward-looking statements relating to future events, future financial performance, strategies, expectations, the competitive environment and regulations.  Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. For a discussion concerning some of these and other risks, uncertainties and other important factors that could affect future results, see "Forward-Looking Information" in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, where applicable, “Risk Factors” in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission.

1 See Table A for a more detailed description of non-GAAP financial measures, how they may be useful to management and investors in evaluating the company, how they may differ from non-GAAP financial measures disclosed by other companies, and a reconciliation of such adjusted measures to the most related GAAP financial measures.

Calamos Asset Management, Inc.
Consolidated Condensed Statements of Operations
(in thousands, except share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Investment management fees	$64,661	$70,136	$130,648	$137,744
Distribution and underwriting fees	17,254	21,943	35,760	44,055
Other	761	845	1,544	1,673
Total revenues	82,676	92,924	167,952	183,472
Expenses:
Employee compensation and benefits	20,942	20,209	43,145	40,841
Distribution expenses	15,288	18,276	31,360	36,509
Amortization of deferred sales commissions	1,266	1,450	2,675	3,198
Marketing and sales promotion	5,528	4,691	9,954	8,130
General and administrative	10,715	8,950	20,828	18,131
Total operating expenses	53,739	53,576	107,962	106,809
Operating income	28,937	39,348	59,990	76,663
Non-operating income (loss)	(3,122)	9,170	18,532	5,648
Income before income tax provision	25,815	48,518	78,522	82,311
Income tax provision	4,281	4,050	8,565	6,957
Net income	21,534	44,468	69,957	75,354
Net income attributable to non-controlling interest in Calamos Investments LLC	(20,812)	(37,775)	(60,590)	(64,024)
Net (income) loss attributable to non-controlling interest in partnerships	1,092	-	(514)	(5)
Net income attributable to CAM	$1,814	$6,693	$8,853	$11,325

Earnings per share
Basic	$0.09	$0.33	$0.44	$0.56
Diluted	$0.09	$0.32	$0.43	$0.55

Weighted average shares outstanding
Basic	20,343,290	20,124,895	20,288,248	20,080,392
Diluted	20,802,688	20,614,941	20,713,171	20,545,099

Supplemental Information:
Non-GAAP net income attributable to CAM	$5,972	$7,409	$12,224	$14,503
Non-GAAP diluted earnings per share	$0.29	$0.36	$0.59	$0.71

Calamos Asset Management, Inc.
Assets Under Management
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Funds
Beginning assets under management	$27,435	$29,081	$25,045	$27,352
Net purchases (redemptions)	(540)	(218)	(572)	128
Market appreciation (depreciation)	(1,426)	(395)	996	988
Ending assets under management	25,469	28,468	25,469	28,468
Average assets under management	26,008	28,803	26,354	28,586
Separate Accounts
Beginning assets under management	8,782	8,880	7,732	8,062
Net purchases (redemptions)	(311)	125	(115)	397
Market appreciation (depreciation)	(556)	(121)	298	425
Ending assets under management	7,915	8,884	7,915	8,884
Average assets under management	8,312	9,000	8,297	8,682
Total Assets Under Management
Beginning assets under management	36,217	37,961	32,777	35,414
Net purchases (redemptions)	(851)	(93)	(687)	525
Market appreciation (depreciation)	(1,982)	(516)	1,294	1,413
Ending assets under management	33,384	37,352	33,384	37,352
Average assets under management	$34,320	$37,803	$34,651	$37,268

	At June 30,		Change
	2012	2011	Amount	Percent
Funds
Open-end funds	$20,081	$22,911	$(2,830)	(12%)
Closed-end funds	5,388	5,557	(169)	(3)
Total funds	25,469	28,468	(2,999)	(11)
Separate Accounts
Institutional accounts	5,650	6,239	(589)	(9)
Managed accounts	2,265	2,645	(380)	(14)
Total separate accounts	7,915	8,884	(969)	(11)
Ending assets under management	$33,384	$37,352	$(3,968)	(11%)

	At June 30,		Change
	2012	2011	Amount	Percent
Assets by Strategy2
Equity	$18,928	$21,073	$ (2,145)	(10%)
Convertible	6,073	7,780	(1,707)	(22)
Enhanced Fixed Income	3,068	3,139	(71)	(2)
Total Return	2,320	2,418	(98)	(4)
Alternative	2,418	2,395	23	1
High Yield	345	339	6	2
Fixed Income	232	208	24	12
Ending assets under management	$33,384	$37,352	$(3,968)	(11%)

2 Assets previously categorized as Low-volatility Equity are now classified as Equity or Convertible based on the underlying investment strategy.

Table A
Calamos Asset Management, Inc.
 Reconciliation of GAAP to Non-GAAP Diluted Earnings Per Share
(in thousands, except share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011

Net income attributable to CAM (GAAP)	$1,814	$7,039	$6,693	$8,853	$11,325
Exclude:
Deferred tax amortization on intangible assets	1,979	1,979	1,979	3,958	3,958
Increase in deferred tax valuation allowance	1,900	-	-	1,900	-
Non-operating (income) loss, net of taxes	279	(2,766)	(1,263)	(2,487)	(780)
Non-GAAP net income attributable to CAM	$5,972	$6,252	$7,409	$12,224	$14,503

Diluted - Weighted average shares outstanding	20,802,688	20,650,379	20,614,941	20,713,171	20,545,099

Diluted earnings per share (GAAP)	$0.09	$0.34	$0.32	$0.43	$0.55
Non-GAAP diluted earnings per share	$0.29	$0.30	$0.36	$0.59	$0.71

Table A – Notes
Calamos Asset Management, Inc.
 Notes to Reconciliation of GAAP to Non-GAAP

The company provides investors with certain adjusted, non-GAAP financial measures including non-GAAP net income attributable to CAM and non-GAAP diluted earnings per share.  These non-GAAP financial measures are provided to supplement the consolidated financial statements presented on a GAAP basis. These non-GAAP financial measures adjust GAAP financial measures to include the tax benefit from the amortization of deferred taxes on intangible assets and to exclude the increase in deferred tax valuation adjustment and CAM’s non-operating income (loss), net of taxes.  The company believes these adjustments are appropriate to enhance an overall understanding of operating financial performance, as well as to facilitate comparisons with historical earnings results.  These adjustments to the company’s GAAP results are made with the intent of providing investors a more complete understanding of the company’s underlying earnings results and trends and marketplace performance.  In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis of managing the company.

The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.  Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in Table A.

Non-GAAP net income attributable to CAM is calculated by adjusting the following items from GAAP net income attributable to CAM:

(i) amortization of deferred taxes on intangible assets associated with the election under section 754 of the Internal Revenue Code of 1986, as amended (Section 754 election);

(ii) increase in deferred tax valuation allowance; and

(iii) CAM’s non-operating income (loss), net of taxes.

Non-GAAP diluted earnings per share is calculated by dividing  (i) Non-GAAP net income attributable to CAM by (ii) diluted weighted average shares outstanding.

The deferred tax assets from the Section 754 election allows for a quarterly reduction of $2.0 million in future income taxes owed by the company through 2019, to the extent that a tax payable exists during the quarter. As a result, this cash savings will accrue solely for the benefit of the shareholders of the company’s common stock. The company believes that adjusting this item from the calculation of the above non-GAAP items can be a useful measure in allowing investors to see the company’s performance. The change in the allowance on the deferred tax asset is excluded from the above non-GAAP items as it may fluctuate in future periods affecting prior period comparisons. Non-operating income (loss) is excluded from the above non-GAAP items as it can distort comparisons between periods. As noted above, the company believes that measures excluding these items are useful in analyzing operating trends and allowing for more comparability between periods, which may be useful to investors.

The company believes that non-GAAP net income attributable to CAM and non-GAAP diluted earnings per share are useful measures of performance and may be useful to investors, because they provide measures of the company’s core business activities adjusting for items that are non-cash and costs that may distort comparisons between periods. These measures are provided in addition to the company's net income attributable to CAM and diluted earnings per share calculated under GAAP, but are not substitutes for those calculations.

Table B
Calamos Asset Management, Inc.
Non-operating Income, Net of Non-controlling Interest in Partnership Investments
(in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Interest income	$96	$53	$184	$122
Interest expense	(1,504)	(1,662)	(3,008)	(3,626)
Net interest expense	(1,408)	(1,609)	(2,824)	(3,504)

Investment income (loss)	(1,783)	10,713	21,200	9,049
Miscellaneous other income	69	66	156	103
Investment and other income (loss)	(1,714)	10,779	21,356	9,152
Non-operating income (loss)	(3,122)	9,170	18,532	5,648

Net (income) loss attributable to non-controlling interest in partnerships	1,092	-	(514)	(5)

Non-operating income (loss), net of non-controlling interest in partnerships	$(2,030)	$9,170	$18,018	$5,643

Table C
Calamos Asset Management, Inc.
Summary of Corporate Investment Portfolio Returns
(in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Returns reflected in earnings:
Investment income (loss)	$(1,783)	$10,713	$21,200	$9,049
Net (income) loss attributable to non-controlling interest in partnership investments	1,092	-	(514)	(5)

Returns reflected in equity:
Net unrealized gain (loss) reported in equity, inclusive of non-controlling interest	(17,033)	(12,348)	(14,220)	1,531
Total investment portfolio returns	$(17,724)	$(1,635)	$6,466	$10,575
Average investment securities owned	$352,270	$372,121	$325,942	$365,515
Total corporate investment portfolio returns	(5.0)%	(0.4)%	2.0%	2.9%

Table D
Calamos Asset Management, Inc.
Effective Income Tax Rate
(in thousands)
 (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Income tax provision	$4,281	$4,050	$8,565	$6,957
Income tax provision attributable to non-controlling interest in Calamos Investments LLC	(122)	(119)	(194)	(272)
Income tax provision attributable to CAM	4,159	3,931	8,371	6,685
Net income attributable to CAM	1,814	6,693	8,853	11,325
Income before taxes attributable to CAM	$5,973	$10,624	$17,224	$18,010
CAM’s effective income tax rate3	69.6%	37.0%	48.6%	37.1%

Source: Calamos Asset Management, Inc.

# # #

3 Income tax provision includes a valuation allowance of $1.9 million recorded in the second quarter. Excluding this allowance, CAM’s effective income tax rate would be 37.8% for the second quarter and 37.6% for the six months ended June 30, 2012.